Exhibit 99.1

Smart & Final Agrees to be Acquired by Funds Managed by Affiliates of Apollo Global Management

◾	Cash Price of $6.50 per share Represents Total Valuation of $1.12 billion
◾	Majority Shareholder Ares Management Supports Transaction
◾	Apollo Funds Look Forward to Dynamic Long-Term Growth, Continuing Smart & Final History Since 1871

COMMERCE, CA & NEW YORK, NY – April 16, 2019 – Smart & Final Stores, Inc. (NYSE: SFS) (“Smart & Final” or “Company”), a leading value-oriented food and everyday staples retailer, today announced that it has entered into a definitive merger agreement with certain investment funds (“Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), a leading global alternative investment manager, pursuant to which the Apollo Funds will acquire all the outstanding shares of Smart & Final’s common stock for $6.50 per share in cash.

The purchase price represents a premium of approximately 25% over Smart & Final’s average closing share price over the past 24 trading days since the Company’s earnings announcement on March 13, 2019.

Kenneth Tuchman, Chairman of the Strategic Review Committee of Smart & Final’s Board of Directors who led a strategic review process, commented, “This transaction is the result of diligent analysis and thoughtful strategic deliberations by our board of directors over many months. Our board, with the assistance of independent financial and legal advisors, determined that this transaction, upon closing, will deliver immediate, significant and certain cash value to our stockholders.”

David Hirz, Smart & Final’s Chief Executive Officer, added: “This transaction is a testament to the strength of Smart & Final’s franchise, the quality of our store banners and the talent and expertise of our people. Under the ownership of the Apollo Funds, Smart & Final will benefit from Apollo’s strategic guidance, which will help us accelerate our existing strategy in a dynamic industry environment. We are excited about the future as we embark on a new chapter in our almost 150-year history, with a strategic partner that understands our strengths, culture and customer-centric philosophy. We would like to thank Ares Management for its partnership and support in helping us grow our business to where we are today.”

“We are pleased to fully support this transaction and we would like to thank the Smart & Final management team for its strong commitment and execution over the past seven years,” said David Kaplan, Smart & Final’s Chairman of the Board and Co-Founder of Ares Management. “We wish the management team and employees continued success under new ownership.”

Andrew Jhawar, Senior Partner and Head of the Consumer and Retail Group at Apollo said, “We are very excited for our funds to be re-acquiring Smart & Final and expect to leverage Apollo’s deep expertise and history of success in food retail to support the Company as it embarks on its next chapter. The unique differentiation and strong value proposition of both the Smart & Final and Smart Foodservice banners are evident to us and we welcome the opportunity to augment and enhance the experience for the Company’s household and business customers. We look forward to working with the management team as well as the over 12,000 team members to capitalize on the Company’s position in the marketplace.”

Smart & Final was previously owned by funds managed by affiliates of Apollo from 2007 to 2012 before its sale to Ares Management, L.P. in November 2012.

Additional Transaction Details

The transaction will be completed through an all-cash tender offer. The Smart & Final Board of Directors unanimously recommends that Smart & Final stockholders tender their shares in the offer.

The transaction, which is expected to close by the third quarter of 2019, is conditioned upon satisfaction of the minimum tender condition which requires that shares representing more than 50 percent of the Company’s common shares be tendered, the receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Mexican competition law approval, and other customary closing conditions. The Company’s major stockholders, affiliates of Ares Management, representing a majority of the outstanding shares have entered into a Tender and Support Agreement committing them to tender their shares into the tender offer. The transaction has fully committed financing in place. Upon completion of the transaction, Smart & Final will be a privately held portfolio company of the Apollo Funds, and Smart & Final’s ordinary shares will no longer be listed on the New York Stock Exchange.

Jefferies LLC, Citigroup Global Markets Inc., and Centerview Partners LLC are serving as financial advisors to Smart & Final, and Kirkland & Ellis LLP is serving as its legal advisor. Gibson, Dunn & Crutcher LLP is serving as legal advisor to the Strategic Review Committee of the Smart & Final Board of Directors. Morgan, Lewis & Bockius LLP is acting as legal advisor to the Apollo Funds, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to the Apollo Funds as it relates to the debt financing.

About Smart & Final

Smart & Final is a leading value-oriented food retailer headquartered near Los Angeles in Commerce, California. It operates 257 stores under its Smart & Final banner, which offer quality products in a variety of sizes, saving customers time and money without a membership fee. Its larger format stores, Smart & Final Extra! stores, combine the warehouse store with traditional grocery offerings like farm-fresh produce and natural and organic options, to provide a one-stop shop for all. Smart & Final also operates 67 stores located in the Pacific Northwest and Northern California under its Smart Foodservice banner, which sell foodservice offerings in a “no-frills” warehouse format primarily to business customers such as restaurants, caterers, and a wide range of other foodservice businesses. Founded in 1871, Smart & Final remains committed to giving back to its communities through employee volunteer opportunities and donations to local nonprofits.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $280 billion as of December 31, 2018 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward Looking Statements

This communication contains forward-looking statements in addition to historical and other information. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to or that otherwise, are used to identify forward-looking statements although not all forward-looking statements contain these words. All statements that address activities, events, performance or developments that Smart & Final or Apollo intends, expects or believes may occur in the future are forward-looking statements. Forward-looking statements may relate to such matters as the tender offer, its completion and the completion of the related transactions (including the merger), and payment of dividends, as well as Smart & Final’s industry, business strategy, goals, projections and expectations concerning Smart & Final’s market positions, future operations, future performance, results or condition, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings. The following are some of the factors and uncertainties that could cause actual future results, performance, condition and events to differ, including materially, from those expressed in any forward-looking statements: (1) uncertainties as to the timing of the tender offer and the proposed transactions relating to the tender offer; (2) the risk that the proposed transactions, including the tender offer and related merger, may not be completed in a timely manner or at all; (3) uncertainties as to the percentage of Smart & Final’s stockholders that will support the proposed transactions and tender their shares in the tender offer; (4) the possibility that competing offers or acquisition proposals for Smart & Final will be made; (5) the possibility that any or all of the various conditions to the consummation of the proposed transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) and by the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications (as applicable) (or any conditions, limitations or restrictions placed on such approvals); (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger (such as the occurrence of a material adverse effect), including in circumstances that would require Smart & Final to pay a termination fee or other expenses; (7) risks regarding the failure to obtain the necessary financing to complete the proposed transactions; (8) risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transactions; (9) the effect of the announcement or pendency of the proposed transactions on the ability to retain and hire key personnel, to maintain relationships with customers, retailers, suppliers and others with whom business is done, and operating results and business generally; (10) risks related to diverting management’s attention from ongoing business operations; (11) the risk that stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; (12) effects of changes in the general business, political and economic climates; and (13) other factors as set forth from time to time in Smart & Final’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, subsequent Form 10-Q filings, and other SEC filings. These forward-looking statements reflect Smart & Final’s and Apollo’s expectations as of the date of this communication. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to time and are beyond the control of Smart & Final and Apollo, and it is not possible for Smart & Final or Apollo to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. The reader is cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this communication speak only as of the date hereof. Neither Smart & Final nor Apollo undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Smart & Final Stores, Inc. referenced in this press release has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that the Apollo Funds and their acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, the Apollo Funds and their acquisition subsidiary will file tender offer materials on Schedule TO, and Smart & Final Stores, Inc. thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF SMART & FINAL STORES, INC. ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SMART & FINAL STORES, INC. SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Smart & Final Stores, Inc. at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s web site at www.sec.gov. Investors and securityholders may obtain a free copy of the Solicitation/Recommendation Statement and other related documents when available that Smart & Final Stores, Inc. files with the SEC, free of charge, from Smart & Final Stores, Inc. at investors@smartandfinal.com or by directing a request to Investor Relations, at 310.829.5400 or investors@smartandfinal.com.

For Smart & Final

For investors please contact:

Addo Investor Relations

(310) 829-5400

investors@smartandfinal.com

or

For media enquiries:

Smart & Final

customer.relations@smartandfinal.com

For Apollo Global Management

For investors please contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

(212) 822-0467

gstein@apollo.com

Ann Dai

Investor Relations Manager

Apollo Global Management, LLC

(212) 822-0678

adai@apollo.com

For media inquiries please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

(212) 843-8590

czehren@rubenstein.com